Exhibit 4.3

AMENDMENT NO. 2 TO PREFERRED STOCK RIGHTS AGREEMENT

THIS AMENDMENT NO. 2 TO PREFERRED STOCK RIGHTS AGREEMENT (this “Amendment”), dated as of April 24, 2007, is between Energy West, Incorporated, a Montana public utility (the “Company”), and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are parties to a Preferred Stock Rights Agreement, dated as of June 3, 2004, as amended by Amendment No. 1 thereto dated May 25, 2005 (the “Rights Agreement”); and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth below;

NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

1. Amendment of Section 1(r).

Section 1(r) of the Rights Agreement is amended by deleting the phrase: “ ‘Final Expiration Date’ shall mean June 3, 2014” and inserting in place thereof the phrase: “ ‘Final Expiration Date’ shall mean May 25, 2007.”

2. Amendment of Exhibit B, Form of Rights Certificate.

Exhibit B, Form of Rights Certificate, to the Rights Agreement is amended by deleting the date “June 3, 2014” in each of the two places in which it appears (in the legend and the first paragraph on page 1 thereof) and inserting in place thereof the date “May 25, 2007.”

3. Amendment of Exhibit C, Stockholder Rights Plan — Summary of Rights.

Exhibit C, Stockholder Rights Plan — Summary of Rights, to the Rights Agreement is amended by deleting the date “June 3, 2014” where it appears under the caption “Expiration of the Rights” and inserting in place thereof the date “May 25, 2007.”

4. Amendment to Recitals.

The first sentence of the recital paragraph at the beginning of the Rights Agreement is amended by deleting the phrase: “a dividend of one Preferred Share Purchase Right (a “Right”)” and inserting in place thereof the phrase: “a dividend of one Preferred Stock Purchase Right (a “Right”).”

5. Effectiveness.

This Amendment shall be deemed effective as of April 24, 2007 as if executed by both parties hereto on such date. Except as amended by this Amendment No. 2, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

6. Miscellaneous.

This Amendment shall be deemed to be a contract made under the laws of the State of Montana and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date set forth above.

ENERGY WEST, INCORPORATED

By: /s/ David A. Cerotzke
David A. Cerotzke
President and Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By: /s/ Kellie Gwinn
Kellie Gwinn
Vice President

  2